news release
                                                                         CONTACT:
                                      Patrick C. Lee
                                      (859) 392-3444
                                      patrick.lee@omnicare.com

OMNICARE ANNOUNCES RESULTS OF TENDER OFFER FOR ITS
3.25% CONVERTIBLE SENIOR DEBENTURES DUE 2035

COVINGTON, Ky., December 16, 2010 – Omnicare, Inc. (NYSE:OCR), announced today the expiration and final results of its previously announced offer to purchase for cash, on a pro rata basis, up to $525,000,000 aggregate principal amount of its 3.25% Convertible Senior Debentures due 2035 (the “debentures”), at a purchase price equal to $950 per $1,000 of the principal amount of such debentures, plus accrued and unpaid interest thereon.

Pursuant to the offer, $748,226,000 aggregate principal amount of the debentures were validly tendered and not withdrawn and Omnicare accepted for payment $525,000,000 aggregate principal amount of such debentures. Payment of the aggregate consideration of approximately $498.8 million (including accrued and unpaid interest) will be made on the validly tendered debentures in accordance with the terms of the tender offer. After giving effect to the purchase of the tendered debentures, $452,500,000 aggregate principal amount of the debentures remains outstanding. Barclays Capital Inc. acted as Dealer Manager for the tender offer.

This release is for information purposes only and does not constitute an offer to purchase nor a solicitation for acceptance of the tender offer described above. The tender offer was made solely by means of the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal that Omnicare previously filed with the SEC as exhibits to its Schedule TO on November 17, 2010, as amended by Amendment No. 1 to its Schedule TO filed on December 7, 2010 and Amendment No. 2 to its Schedule TO filed on December 9, 2010. The tender offer was not made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Omnicare, Inc.

Omnicare, Inc., a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly.  Omnicare serves residents in long-term

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

care facilities, chronic care and other settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada.  Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings.  Omnicare's pharmacy services also include distribution and patient assistance services for specialty pharmaceuticals.  Omnicare offers clinical research services for the pharmaceutical and biotechnology industries in 32 countries worldwide.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of management’s views and assumptions regarding business performance as of the time the statements are made, and management does not undertake any obligation to update these statements. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. These forward-looking statements, together with other statements that are not historical, involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of the Company, include, but are not limited to: overall economic, financial, political and business conditions; and other risks and uncertainties described in the Company’s reports and filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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